Exhibit 10.31
[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
March 27, 2025

Don Liu
[***]
Dear Don,
This letter agreement (this “Agreement”) is intended to memorialize our agreement regarding the terms of your employment with Betfair Interactive US LLC (the “Employer Entity”), which is an indirect subsidiary of Flutter Entertainment plc (“Flutter”), and your related compensation and benefits and restrictive covenants and other obligations.
1.Employment Commencement. Your employment with Flutter will commence on April 21, 2025 (the “Effective Date”).
2.Position and Conditions of Employment. You will serve as Chief Legal Officer of Flutter and, in such position, it is expected that you will be designated as an executive officer of Flutter. You acknowledge and agree that, while you are serving as Chief Legal Officer, (i) you will devote all of your business time and attention to your duties and responsibilities with Flutter, (ii) Flutter will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, (iii) you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Chief Executive Officer of Flutter and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Flutter or its affiliates. If at any time you wish to volunteer your professional services to a non-profit organization, or serve on the board of directors for a non-profit organization, you must seek and receive prior approval from the Chief Executive Officer of Flutter.
3.Reporting Relationship. You will report directly to the Chief Executive Officer of Flutter.
4.Work Location. Your primary work location will be Flutter’s New York office which is currently based at 290 Park Ave South, New York, NY 10010. You will be required to travel for business as may be necessary or appropriate in order to fulfill your duties and responsibilities as Chief Legal Officer of Flutter, including, but not limited to, regular travel to Flutter’s offices in London and Dublin.
5.Base Salary. Your initial annual base salary will be $800,000 (subject to applicable taxes and withholdings), payable in accordance with applicable regular payroll practices.
6.Annual Bonus Opportunity. Effective as of the Effective Date, you may be eligible for a discretionary annual bonus payment subject to the terms and conditions of any applicable annual bonus plan in effect from time to time. For 2025, your target annual bonus amount will be equal to 100% of your annual base salary and your maximum annual bonus amount will be equal to 150% of your annual base salary; you will participate in the Flutter Functions annual bonus plan. The amount of such bonus, if any, shall be determined at the sole discretion of Flutter, and shall be prorated to reflect your commencement of employment as of the Effective Date. Your annual bonus will be calculated based on your annual base salary and target annual bonus during the year. Any annual bonus payment due for any fiscal year, if any, will be paid in cash (subject to applicable taxes and withholdings) in accordance with applicable regular payroll practices.

7.Annual Long-Term Incentives. Contingent on your compliance with all of the conditions set forth in this Agreement and the other agreements referenced herein, you will be eligible to receive an annual grant of Flutter Restricted Share Units (“RSU”) and Performance Share Units (“PSU”) or other long-term incentive vehicle. You have no contractual entitlement to receive an award and an award in any year does not give rise to any obligation on Flutter to make an award in any subsequent or future year.
For 2025 you will be eligible to receive:
a.a grant of RSU awards with a grant date fair value of 125% of annual base salary, which will vest in three equal annual tranches on each of September 1, 2026, 2027 and 2028.
b.a grant of PSU awards with a grant date value of 300% of annual base salary at target. Your PSU award will vest dependent on achievement of performance targets as determined by the Compensation & Human Resources Committee and measured over the performance period running from January 1, 2025 until December 31, 2027, with vesting of the award (to the extent earned based on achievement of the performance conditions) to occur on September 1, 2028. The performance measures and targets for the 2025 plan will be communicated to you shortly following the grant of the award.
8.Buy-Out and Sign-On awards. Contingent on your compliance with all of the conditions set forth in this Agreement and the other agreements referenced herein, you will be eligible to receive the following one-time awards:
a.A cash buy-out award of $214,037 (the “Cash Buy-Out Award”) (subject to applicable taxes and withholdings). This award will be paid in two instalments with $142,466 payable in the March 2026 payroll and $71,571 payable in the March 2027 payroll. Payment of the Cash Buy-Out Award is subject to your provision to Flutter of appropriate evidence of forfeiture of your target incentives from your prior employer. Evidence must be provided within 30 days of the Effective Date.
b.A cash sign-on award of $500,000 (the “Cash Sign-On Award”, and together with the Cash Buy-Out Award, the “Cash Awards”) which will be payable in two equal instalments in the December 2025 and December 2026 payrolls.
c.An award of sign-on Flutter RSUs (“Sign-On Flutter RSU Award”) with a grant date value of $1,750,000, with 42.85% vesting on the one-year anniversary of the grant date (in 2026), 28.57% vesting in 2027 on the first trading day following Flutter’s announcement of full-year fiscal 2026 results, and the remainder vesting in 2028 on the first trading day following Flutter’s announcement of full-year fiscal 2027 results, in each case, subject to any regulatory, legal or company restrictions.
d.An award of sign-on Flutter PSUs (“Sign-On Flutter PSU Award”) aligned to the performance conditions of Flutter’s 2024 PSU awards with a grant date value of $1,750,000 at target. The performance period will run from January 1, 2024 through December 31, 2026 with vesting of the award (to the extent earned based on achievement of the performance conditions) on August 19, 2027. The performance measures and targets for the 2024 PSU Award will be communicated to you shortly following the grant of the award.
9.Leaver provisions. Treatment of the Cash Awards and Equity Awards upon a leaver event will be as set forth in the table below. For purposes of this Agreement, “Equity Awards” means the Sign-On Flutter RSU Award, the Sign-On Flutter PSU Award and any RSU and PSU awards granted to you as annual long-term incentive awards. For purposes of this Agreement, “Cause” shall have the definition provided in Flutter’s normal leaver treatment provisions applicable to annual long-term incentive equity awards, as in effect from time to time. During the period from and including the second anniversary of the Effective Date to and excluding the fifth anniversary of the Effective Date, “Retirement” is defined as your voluntary resignation in circumstances that are mutually agreed between you and Flutter to constitute retirement. During the period from and including the fifth anniversary of the Effective Date and thereafter, “Retirement” will have the definition provided in Flutter’s normal leaver treatment provisions applicable to annual long-term incentive equity awards, as in effect from time to time.

Time Period	Involuntary Termination by Flutter without Cause	Retirement	Termination for Any Other Reason including resignation
From and including Effective Date to and excluding second anniversary of Effective Date
You will be allowed to receive or retain, as applicable, (i) a pro-rated portion of each instalment of your Equity Awards based on the number of days that have elapsed during the applicable vesting period, (ii) the entirety of the Cash Buy-Out Award, and (iii) the entirety of the Cash Sign-On Award. Any unpaid portions of the Cash Buy-Out Award and the Cash Sign-On Award shall be paid in full by Flutter within 30 days after your termination.

You would be eligible to receive the severance terms as per Clause 14.
Should you choose to unilaterally retire, treatment of the Cash Buy-Out Award, the Cash Sign-On Award and Equity Awards will default to the treatment for “Termination for Any Other Reason.”
The Cash Sign-On Award and Equity Awards are forfeited for no consideration.

You will be required to pay back to Flutter, on an after-tax basis, any portion of the Cash Sign-On Award that you have received, no later than 14 days after your termination.

You will be allowed to receive or retain, as applicable, the entirety of the Cash Buy-Out Award, with any unpaid portions thereof to be paid in full by Flutter within 30 days after your termination (except as otherwise required by operation of Clause 19).

From and including second anniversary of Effective Date to and excluding fifth anniversary of Effective Date
You will be allowed to retain a pro-rated portion of each instalment of your Equity Awards based on the number of days that have elapsed during the applicable vesting period.

You would be eligible to receive the severance terms as per Clause 14.

You will be allowed to retain a pro-rated portion of each instalment of your Equity Awards based on the number of days that have elapsed during the applicable vesting period, provided that you do not commence employment in an executive role with another employer within 12 months after Retirement.

You will be eligible to receive a pro-rated bonus as per Clause 13.
All unvested Equity Awards are forfeited for no consideration.
From and including fifth anniversary of Effective Date and thereafter
Flutter’s normal leaver treatment terms, as in effect from time to time, will apply.

As of the date of this Agreement, such treatment provides that you will be allowed to retain a pro-rated portion of each instalment of your Equity Awards based on the number of days that have elapsed during the applicable vesting period.

You would be eligible to receive the severance terms as per Clause 14.

Flutter’s normal leaver treatment terms, as in effect from time to time, will apply.

As of the date of this Agreement, such treatment provides that you will be allowed to retain a pro-rated portion of each instalment of your Equity Awards based on the number of days that have elapsed during the applicable vesting period, provided that you do not commence employment in an executive role with another employer within 12 months after Retirement.

You will be eligible to receive a pro-rated bonus as per Clause 13.

Flutter’s normal leaver treatment terms, as in effect from time to time, will apply.

As of the date of this Agreement, such treatment provides that any unvested Equity Awards are forfeited for no consideration.

All awards outlined in Clauses 7 and 8:

a.The grant value of all Equity Awards shall be converted into a number of ordinary shares of Flutter in accordance with Flutter’s standard grant procedures. The awards will be granted under the Flutter Incentive Plan.
b.The grant of awards is subject to any regulatory, legal or company restrictions as may be in place from time to time and subject to your continued employment through the grant date.
c.Awards (Equity Awards and Cash Awards) will vest subject to your continued employment as well as satisfactory performance as determined by the CEO of Flutter through each applicable vesting date and shall otherwise be forfeited in their entirety upon your termination of employment for any reason, except as provided by the Leaver provisions stated in this Clause 9.
d.For all Equity Awards, Flutter will grant the awards as soon as reasonably practicable following the Effective Date and consistent with its regular grant practices (including with respect to methodology for converting the grant value into a number of ordinary shares underlying each award).
10.Benefits. You will be eligible to participate in the benefit plans provided to similarly situated US-based executives of Flutter (as in effect from time to time).
11.Tax. You will be responsible for the cost of your global tax obligations. You will not be eligible for any tax equalization package. You will receive access to our Company tax advisor (currently [***]) for reasonable advice as it relates to planning your travel and mitigating any irrecoverable double-taxes.

12.Restrictive Covenants. As a condition of your employment with Flutter and your entitlement to receive the compensation and benefits set forth in this Agreement, you will be required to execute and return to Flutter a copy of the Confidentiality and Protective Covenants Agreement (the “CPCA”) enclosed with this Agreement.
13.Pro-Rated Bonus upon Retirement. If your employment with Flutter is terminated upon your Retirement (as defined in Clause 9 above), you shall be entitled to receive a pro-rated portion of your annual bonus opportunity (based on the number of days that have elapsed during the performance period) determined based on actual performance through the end of the performance period, provided that you do not commence employment in an executive role with another employer within 12 months after Retirement. Such pro-rated bonus shall be paid at year-end at the same time Flutter pays annual bonuses to its employee population, but in no event later than March 15 of the calendar year immediately following the year to which the bonus relates.
14.Severance in the event of involuntary termination of employment. If your employment with Flutter is terminated by Flutter without Cause and not due to your death or Disability at any time after the Effective Date, then you will be entitled to cash severance payable in equal instalments over 12 months in accordance with Flutter’s standard payroll practices equal to the sum of (i) 12 months of your annual base salary in effect as of your termination of employment plus (ii) a pro-rated bonus at target for the fiscal year in which such termination occurs based on the number of days during such year that you were employed by Flutter, and (iii) an amount determined by Flutter that is intended to equal the cost of COBRA continuation coverage for you and your eligible dependents for 12 months (based on the coverage in effect as of your termination of employment) (“COBRA Subsidy,” and together, the "Severance Payments"); provided that the Severance Payments will not include a COBRA Subsidy if you are eligible for Medicare coverage at the time of the termination of your employment. In addition, you will be eligible to receive the leaver treatment applicable upon an “Involuntary Termination by Flutter without Cause” as detailed in Clause 9.

Notwithstanding the foregoing, the Severance Payments shall terminate upon your commencement of new employment and you shall notify Flutter promptly upon your acceptance of new employment. The Severance Payments are subject to your compliance with the CPCA, as well as your signing and not revoking a general release and waiver of claims in favor of Flutter in the form presented by Flutter (the “Release”) and such Release becoming effective and irrevocable no later than 60 days following your termination date. The Severance Payments will commence on Flutter’s first payroll date following the effective date of the Release, subject to the Section 409A provisions below. For purposes of this Agreement, “Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months as determined by Flutter.
15.Expense Reimbursement. Flutter will reimburse you for reasonable and necessary expenses incurred by you in furtherance of your role as Chief Legal Officer of Flutter. Records must be maintained and submitted for any reasonable expenses to be reimbursed.
16.Name & Likeness Rights, Etc. You hereby authorize Flutter to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes Flutter deems necessary.
17.Personal Data. You agree that Flutter may hold and use your personal data and transfer it between affiliates in other jurisdictions as well as to third party vendors engaged by Flutter or governmental authorities as reasonably required to manage your employment and/or benefits or as legally required or requested by governmental authorities.
18.Minimum Share Ownership Requirement. You will be required to acquire and retain Flutter shares having a market value of at least three times your base salary from time to time. You will be allowed five years from the Effective Date to achieve this shareholding requirement and you must retain such shares until the termination of your employment. Shares that you acquire pursuant to the vesting or exercise of any award granted to you under any share-based incentive scheme of Flutter, including any Flutter shares you acquire pursuant to RSU awards and PSU awards (collectively, “Equity Compensation Awards”), may be counted towards this shareholding requirement. You will be required to retain a minimum of 50% of the after-tax Flutter shares that you acquire upon the vesting of any Equity Compensation Awards until this shareholding requirement has been met.
19.Section 409A. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This Agreement will be construed in a manner that effects such intent to the greatest extent possible. However, Flutter will not be held liable for any taxes, interests or penalties that you owe with respect to any payments or benefits provided under this Agreement. With respect to any amounts payable hereunder in instalments, each instalment will be treated as a separate payment for purposes of Section 409A of the Code. For purposes of any payment due hereunder upon a termination of employment that is subject to the provisions of Section 409A of the Code, such phrase or any similar phrase will mean a “separation from service” as defined by the default provisions of Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by Flutter), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of your separation from service during the six-month period immediately following such separation from service will instead be paid or provided on the first business day following the date that is six months following your separation from service. Notwithstanding anything in this Agreement to the contrary, Flutter reserves the right, in its sole discretion and without your consent, to take such reasonable actions and make any amendments to this Agreement as it deems necessary, advisable or desirable to be exempt from or comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A of the Code or the imposition of any additional tax prior to or in connection with your receipt of any payments or benefits under this Agreement. If you die following your separation from service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts will be paid to the personal representative of your estate within 30 days following the date of your death.
20.Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or federal courts with jurisdiction in New York, New York, and the parties consent to the jurisdiction and venue of such courts.
21.Employment At Will; Tax Withholding. This Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with Flutter will be “at will,” which means that either you or Flutter may terminate your employment relationship at any time, with or without cause or notice. Employment with Flutter for purposes of this Agreement will include employment with any subsidiary of Flutter and Flutter reserves the right to transfer your employment from the Employer Entity to any other direct or indirect subsidiary of Flutter in its discretion. Flutter reserves the right to withhold or cause to be withheld applicable taxes from any amounts paid pursuant to this Agreement to the extent required by applicable law. You, or your estate, will be responsible for any and all tax liability imposed on amounts paid hereunder.
22.Counterparts; Electronically Transmitted Signatures. This Agreement may be executed and delivered by facsimile or other electronic transmission in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement, binding on all parties hereto.
Offer Contingencies
This offer is contingent upon all of the following:
•Signing the enclosed CPCA, Flutter Global Acceptable Use Policy Standard for Information and Technology Assets, and Mutual Arbitration Agreement prior to your start date unless otherwise indicated;
•Successful cooperation with and completion of a background and pre-hire investigation process with results satisfactory to Flutter;
•Verification of the information contained in your employment application including as applicable completion of reference checks and verifications of employment and education;
•If your employment is subject to regulation by any federal or state regulator or government authority, your ability to obtain and maintain throughout your employment licensure and satisfy all other requirements of the regulators or government authorities relating to your position;
•Demonstration and verification of your eligibility to work in the United States; and
•Cooperation in completion of any other pre-hire steps, such as the Conflicts of Interest Questionnaire, that we ask you to complete as a condition of you starting employment with us, including all documents we have asked that you execute in this Agreement.

In addition, within your first three days of employment, you will be asked to provide your I-9 employment verification documents for visual inspection. A member of Flutter’s People Team will reach out with additional details and logistics on this. This offer of employment is conditional on your ability to provide such verification of your ability to work in the United States within three business days of your start date. If you are unable to do so, this offer of employment will be withdrawn.

This Agreement, including the enclosed Flutter Global Acceptable Use Policy Standard for Information and Technology Assets, CPCA, Mutual Arbitration Agreement, Employee Play Policy and Job Description constitutes the entire agreement between you and Flutter relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject (including, without limitation, any term sheet or other outline of employment terms). Except as provided herein, this Agreement may not be modified or amended except by a written agreement signed by you and by an appropriately authorized officer of Flutter.

We very much look forward to you joining Flutter and working together.

[Signature Pages Follow]
Enclosures:
Flutter Global Acceptable Use Policy Standard for Information and Technology Assets
Flutter Confidential and Protective Covenants Agreements
Mutual Arbitration Agreement
Employee Play Policy

FLUTTER ENTERTAINMENT PLC
By:

Name: Peter Jackson
Title: Chief Executive Officer, Flutter Entertainment plc

Betfair Interactive US LLC
By:

Name: Lisa Sewell
Title: Chief People Officer, Flutter Entertainment plc

Agreed:

Signature: Don Liu